Exhibit 23(d)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 13, 2007, relating to the consolidated financial statements of BlackRock, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2006, which is incorporated by reference in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 28, 2007.
/s/ Deloitte & Touche LLP
New York, New York
October 1, 2008